AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT BY AND BETWEEN
BLUCORA, INC. AND MONOPRICE, INC. AND BERNARD LUTHI
THIS AMENDMENT NO. 1 (this "Amendment") TO THE EMPLOYMENT AGREEMENT BY AND BETWEEN BLUCORA, INC. AND MONOPRICE, INC. AND BERNARD LUTHI, DATED SEPTEMBER 10, 2015 (the "Agreement"), is made and entered into this 22nd day of January 2016, by Blucora, Inc. (the "Company"), Monoprice, Inc. (“Monoprice”) and Bernard Luthi (“Executive”). Unless stated otherwise, all capitalized but undefined terms used in this Amendment have the meaning set forth in the Agreement.
WHEREAS, Section 15(b) of the Agreement states that the Agreement may not be modified except expressly in a writing signed by both parties;
NOW THEREFORE, the Agreement is hereby amended as follows:
1.     Section 6(c)(i) shall be amended in its entirety to read as follows:
(i)    a severance payment in an amount equal to one times the Executive’s Base Salary in effect as of the Termination Date and his then current Target Bonus amount (or if the Executive terminates employment under circumstances constituting a Constructive Termination due to a material reduction of the Executive’s Base Salary or Target Bonus, in effect immediately prior to such reduction) (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1.

Blucora, Inc. By: /s/ William J. Ruckelshaus Name: William J. Ruckelshaus Title: President and Chief Executive Officer	Date: January 22, 2016
Monoprice, Inc. By: /s/ William J. Ruckelshaus Name: William J. Ruckelshaus Title: Chief Executive Officer Executive /s/ Bernard Luthi Bernard Luthi	Date: January 22, 2016